Contacts: Jeff DeMarrais                    Leslie Howard
          NBC Corporate Communications      24/7 Media Corporate Communications
          212/664-3505                      212-231-7104
          jeffrey.demarrais@nbc.com         lhoward@247media.com

               NBC-Interactive Neighborhood and 24/7 Media Partner
                  To Offer Local Market Multimedia Advertising

NEW YORK, March 17, 1999 -- 24/7 Media, Inc. (NASDAQ: TFSM) and NBC-Interactive Neighborhood ("NBC-IN") today announced an exclusive three-year agreement to create the first nationwide advertising sales force focused exclusively on the convergence of television and the Internet at the local market level. The venture will combine NBC's unmatched on-air promotion strength with 24/7 Media's leadership in online advertising sales to build fully integrated multimedia sponsorship programs for major market local advertisers.

Initial launch markets include NBC-owned and operated stations in New York (www.newschannel4.com), Los Angeles (www.nbc4la.com), Chicago (www.nbc5chi.com), Washington, D.C. (www.nbc4.com), Dallas (www.nbc5dfw.com) and San Diego (www.nbc739.com) -effective immediately- with plans to follow in an additional 14 broadcast station markets during 3rd Quarter. The partnership will also deliver ad sales consulting and regional representation services to the more than 100 NBC stations that are currently affiliated with NBC-IN.

Under the terms of the agreement, 24/7 Media will recruit, train and staff sales and support personnel who will operate out of both the NBC stations as well as in 24/7 Media's regional offices. 24/7 Media and NBC-IN will collaborate on the development of cooperative advertising packages that leverage the reach and brand-building strengths of NBC local television with the direct response, data mining and marketing functionality of NBC's local station Web sites. Additionally, NBC is acquiring a strategic equity interest in 24/7 Media, Inc.

"We are responding to the demands of this new Internet ad-sales market with novel and creative solutions that keep NBC in a leadership position among traditional media companies on the Internet. In the local market, we will expand our on-air relationships to include e-commerce, classified advertising and other direct marketing Internet programs that turn viewers into customers," said Martin J. Yudkovitz, President of NBC Interactive. "24/7 Media's leadership position in Internet media sales makes them the ideal partner in this initiative."

Added Pat Wallace, President NBC Television Stations: "This partnership enables our NBC stations not only to continue their brand extension in local markets but to develop new revenue streams through their Web sites."

"We are very excited to be entering into this new venture with NBC, which is the best possible partner for our initial foray into local markets," said David J. Moore, CEO of 24/7 Media. "The Internet is capturing an increasingly significant portion of media dollars, and this is a major first step in our integration of Internet advertising into multimedia packages. We look forward to further strategic initiatives that will enable advertisers to leverage more traditional forms of advertising with Internet marketing."

A frontrunner in forging strategic alliances with Internet companies, NBC established this relationship with 24/7 Media as its next step in making NBC-IN the leading local destination on the Internet. On a monthly basis, NBC local TV stations routinely obtain penetration levels exceeding 90 percent of all television households in a given market. With its superior 18-49 demographics, NBC is currently the #1 television network in homes with Internet access. By utilizing this reach advantage as a promotional vehicle to drive traffic to local station Web sites, NBC stations are in a position to extend their leadership positions to the Internet.

About NBC
NBC, the leader among traditional media companies in Internet and new media businesses, holds equity stakes in Snap, CNET, Talk City, iVillage, Telescan, ValueVision International and 24/7 Media. NBC maintains NBC.com, the first TV network Web site to feature original programming and operates NBC Interactive Neighborhood, a localized Internet community guide service customized for over 100 local NBC stations. NBC also owns VideoSeeker (www.videoseeker.com), an on-demand Internet video service operated with InterVU Inc.

With Microsoft, NBC owns and operates MSNBC, a 24-hour cable news network and Internet news service at www.msnbc.com. Also, together with Microsoft and Dow Jones, NBC operates CNBC/Dow Jones Business Video, offering video- and audio-based financial news and information to financial professionals and institutions. Other new media innovations from NBC include interactive television initiatives with Microsoft WebTV for Windows and WebTV Plus, Wink-enhanced programming with Wink Communications, NBC Intercast with Intel, electronic program guides with Gemstar and on-demand video services with Intertainer.

About NBC-Interactive Neighborhood
----------------------------------
NBC-IN is NBC's online network of owned and affiliated stations, featuring localized community information and services. Upon developing NBC-IN in October 1997, NBC was the first broadcast network to launch a localized Internet community guide service, nationwide. The network has since grown to over 100 stations covering approximately 65% of the United States. The service is accessible on the homepages of participating NBC stations, as well as through a station directory at http://www.nbcin.com. NBC-IN currently features the best of the Internet in virtually all valuable localized content categories, including content from: autobytel.com, BigYellow, Dealer Sites, FamilyEducation Network, Gist, HOT Coupons, InterVU Inc., InXsys, The Lottery Channel, LAUNCH Media, Microsoft's Sidewalk, Monster.com, Preview Travel, Realtor.com, Rent Net, and Talk City.

About 24/7 Media
Reaching  more than half of all online users in the U.S.,  24/7  Media,  Inc.
is one of the largest Internet media companies. Through its global online advertising and direct marketing networks, 24/7 Media provides a full-suite of online media sales services to advertisers and Web publishers. Through its flagship networks, 24/7 Media represents more than 1.3 billion ad impressions per month on more than 250 high-profile sites covering 20 countries. 24/7 Media also owns and operates 24/7 Profilz(TM), the first online co-op database of Web user profiles used to deliver targeted online banner and email campaigns. Based in New York, 24/7 Media, Inc. is a publicly traded company (NASDAQ: TFSM) with offices in 26 cities in 14 countries. For more information please visit www.247media.com, www.247europe.com or www.247asia.com.